Exhibit 10.53

Summary of Compensation Arrangements for
Robert S. Driessnack, Chief Financial Officer

Appointment of Chief Financial Officer.  On December 18, 2008, our board appointed Robert J. Driessnack to become Chief Financial Officer of Intermec, Inc.  He commenced employment on January 19, 2009.

Compensation Arrangements for Chief Financial Officer. On December 18, 2008, the Compensation Committee of the Board of Directors approved the following compensation arrangements for Mr. Driessnack:

•	An annual base salary of $300,000
•	A cash signing and relocation bonus of $80,000, and
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Eligibility for participation in the annual cash Management Incentive Compensation Plan (“MICP”), beginning in 2009.  The potential MICP payout to Mr. Driessnack at target performance will be 60% of his base salary paid during the period covered.

Effective February 7, 2009, the salaries of all of our Section 16 officers, including Mr. Driessnack, were reduced by 10%.  These reductions are intended to be temporary but are expected to remain in effect throughout 2009.

Mr. Driessnack also will be granted the following equity compensation:

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80,000 non-qualified stock options, with an exercise price equal to the fair market value of our common stock on the date of grant, vesting ratably over four years and expiring in 10 years.  These options were granted at the meeting of the Compensation Committee of our Board of Directors on February 17, 2009.

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26,666 “Performance Share Units” (“PSUs”) under our long-term incentive opportunity program (the “PSU Program”), for a performance cycle beginning in 2009. Under the PSU Program, Mr. Driessnack will be entitled to receive the same number of shares of our common stock upon target-level achievement of performance goals assigned by the Compensation Committee for that performance cycle.  The PSUs will be granted by the Compensation Committee when a performance cycle is established in 2009 for all eligible management.

In addition, Mr. Driessnack is eligible to participate in our Change of Control Severance Plan.  Mr. Driessnack is required to enter into our standard agreements regarding non-disclosure, inventions and conflicts of interest.

Mr. Driessnack is eligible to receive full relocation benefits in accordance with our standard program. In addition, we will reimburse

•	Certain costs associated transporting and storing normal household goods,
•	Broker’s commissions and closing costs on the sale of his current residence, and
•	Loan fees and closing costs for the purchase of a new residence.

We also will reimburse Mr. Driessnack for additional federal income tax liability incurred if certain moving expenses are included in his earned income, subject to limitations based on actual salary and other deductions.

Under our Company relocation program, Mr. Driessnack must reimburse us for a pro rata portion of relocation costs incurred by the Company if he terminates his employment within one year from his start date.